April 26, 2012

METROPOLITAN SERIES FUND

501 Boylston Street

Boston, Massachusetts 02116

Re:	Metropolitan Series Fund, Inc.
Post-Effective Amendment No. 62 to Registration Statement on Form N-1A
(Registration Nos. 2-80751 and 811-3618)

Ladies and Gentlemen:

We serve as special counsel to Metropolitan Series Fund, a Delaware statutory trust (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of the sale and issuance of an indeterminate number of shares (the “Shares”) of beneficial interest, $0.00001 par value per share, of the Company, divided into the series identified on Exhibit A attached hereto, covered by the above-identified Post-Effective Amendment (together with all exhibits thereto, the “Registration Statement”). The Company, as successor to Metropolitan Series Fund, Inc., a Maryland corporation, has expressly adopted the Registration Statement as its own for all purposes of the Act and the Investment Company Act of 1940, as amended. This opinion is being provided at your request in connection with the filing of the Registration Statement.

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

1. The Registration Statement and the related form of prospectus included therein, in the form in which it will be transmitted to the Securities and Exchange Commission (the “Commission”) under the Act;

2. The Certificate of Trust of the Company, as filed with the Secretary of State of the State of Delaware (the “Secretary of State”) on February 17, 2012 (the “Certificate of Trust”), certified as of the date hereof by the Secretary of State;

3. The Agreement and Declaration of Trust of the Company, dated February 16, 2012 (the “Declaration of Trust”), certified as of the date hereof by the Assistant Secretary of the Company;

METROPOLITAN SERIES FUND

April 26, 2012

4. The Bylaws of the Company (the “Bylaws”), certified as of the date hereof by the Assistant Secretary of the Company;

5. Resolutions adopted by the Board of Trustees of the Company relating to the registration, sale and issuance of the Shares (the “Resolutions”), certified as of the date hereof by the Assistant Secretary of the Company;

6. A certificate of the Secretary of State as to the good standing of the Company, dated as of the date hereof; and

7. A certificate executed by Michael P. Lawlor, Assistant Secretary of the Company, dated as of the date hereof.

We have not reviewed, and express no opinion on, any document (other than the Documents) that is referenced by, or incorporated by reference into, the Documents. In addition, we have conducted no independent factual investigation of our own but rather have relied solely on the Documents, the statements and information set forth therein and the additional matters related or assumed therein, all of which we have assumed to be true, complete and accurate.

The opinion expressed herein is subject in all respects to the foregoing and to the following assumptions, limitations and qualifications:

1. Our opinion is limited to the Delaware Statutory Trust Act presently in effect. We have not considered and express no opinion with regard to, or as to the effect of, laws, rules or regulations of any other jurisdiction, including other laws of the State of Delaware, the laws of any other state of the United States, federal laws of the United States (including, without limitation, federal laws and rules and regulations relating to securities), the laws of any foreign jurisdiction and regulations of stock exchanges or of any other regulatory body.

2. We have assumed (a) the legal capacity of all natural persons, (b) the genuineness of all signatures on documents examined by us, (c) the authenticity of all documents submitted to us as originals, (d) the conformity to authentic originals of all documents submitted to us as certified, conformed, photostatic or other copies, and (e) that the documents, in the forms submitted to us for review, have not been and will not be altered or amended in any respect.

3. We assume that each Trustee of the Company executing a unanimous written consent or listed as attending a Trustee meeting referenced in the Documents, if any, was validly appointed and/or elected at the time each such action was taken by said Trustee of the Company. In addition, we assume that all meetings of the Trustees referenced in the Documents were duly called and validly held in accordance with the Declaration of Trust and the Bylaws.

METROPOLITAN SERIES FUND

April 26, 2012

4. We have assumed that there exists no provision in any document, agreement or record that we have not reviewed that bears upon or is contrary to or inconsistent with or would otherwise alter the opinion stated herein.

5. We have assumed that the Shares will be issued and sold at a price of not less than the greater of (a) the par value of the Shares and (b) the net asset value per Share as from time to time determined in accordance with the Declaration of Trust and the Bylaws, as required by the Declaration of Trust.

Based upon and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that the Shares (a) have been duly authorized, and (b) subject to and upon the Registration Statement becoming effective under the Act, and when issued and delivered by the Company in accordance with the Resolutions and the Registration Statement, will be validly issued, fully paid and nonassessable.

We assume no obligation to supplement this opinion if any applicable laws change after the date hereof or if any facts or circumstances come to our attention after the date hereof that might change this opinion.

This opinion is being furnished to you solely for your benefit. Accordingly, it may not be relied upon by, quoted in any manner to, or delivered to any other person or entity without, in each instance, our prior written consent.

We consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are experts within the meaning of Section 11 of the Act (or the rules and regulations of the Commission thereunder) or within the category of persons whose consent is required by Section 7 of the Act (or the rules and regulations of the Commission thereunder).

Sincerely,

/s/ Foley & Lardner LLP

EXHIBIT A

Baillie Gifford International Stock Portfolio

Barclays Capital Aggregate Bond Index Portfolio

BlackRock Aggressive Growth Portfolio

BlackRock Bond Income Portfolio

BlackRock Diversified Portfolio

BlackRock Large Cap Value Portfolio

BlackRock Legacy Large Cap Growth Portfolio

BlackRock Money Market Portfolio

Davis Venture Value Portfolio

FI Value Leaders Portfolio

Jennison Growth Portfolio

Loomis Sayles Small Cap Core Portfolio

Loomis Sayles Small Cap Growth Portfolio

Met/Artisan Mid Cap Value Portfolio

Met/Dimensional International Small Company Portfolio

MetLife Conservative Allocation Portfolio

MetLife Conservative to Moderate Allocation Portfolio

MetLife Mid Cap Stock Index Portfolio

MetLife Moderate Allocation Portfolio

MetLife Moderate to Aggressive Allocation Portfolio

MetLife Stock Index Portfolio

MSF Total Return Portfolio

MSF Value Portfolio

MSCI EAFE Index Portfolio

Neuberger Berman Genesis Portfolio

Oppenheimer Global Equity Portfolio

Russell 2000 Index Portfolio

T. Rowe Price Large Cap Growth Portfolio

T. Rowe Price Small Cap Growth Portfolio

Van Eck Global Natural Resources Portfolio

Western Asset Management Strategic Bond Opportunities Portfolio

Western Asset Management U.S. Government Portfolio

Zenith Equity Portfolio